SUBADVISORY AGREEMENT

                   FRANKLIN CUSTODIAN FUNDS
           (on behalf of the FRANKLIN GROWTH FUND)

      THIS SUBADVISORY AGREEMENT made as of the November 1, 2008 by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of
California (hereinafter called "FAV"), and FRANKLIN INVESTMENT ADVISORY SERVICES, LLC, a Delaware limited liability company (hereinafter called "FIAS, LLC").

                     W I T N E S S E T H

      WHEREAS, FAV and FIAS, LLC are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

      WHEREAS, FAV has been retained to render investment advisory services to FRANKLIN GROWTH FUND (the "Fund"), a series of FRANKLIN CUSTODIAN FUNDS (the "Trust"), an investment management company registered with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, FAV desires to retain FIAS, LLC to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FIAS, LLC is interested in furnishing said services.

      NOW,  THEREFORE,  in  consideration of the covenants and
the  mutual  promises   hereinafter  set  forth,  the  parties
hereto, intending to be legally bound hereby, mutually agree as follows:

      1.   FAV hereby  retains FIAS,  LLC and FIAS, LLC hereby
accepts  such  engagement,   to  furnish  certain   investment
advisory services with respect to the assets of the Fund, as more fully set forth herein.

           (a) Subject to the overall policies, control, direction and review of the Trust's Board of Trustees (the "Board") and to the instructions and supervision of FAV, FIAS, LLC will provide a continuous investment program for the Fund, including allocation of the Fund's assets among the various securities markets of the world and, investment research and advice with respect to securities and investments and cash equivalents in the Fund. So long as the Board and FAV determine, on no less frequently than an annual basis, to grant the necessary delegated authority to FIAS, LLC, and subject to paragraph (b) below, FIAS, LLC will determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders on behalf of the Fund except that orders regarding U.S. domiciled securities and money market instruments may also be placed on behalf of the Fund by FAV.

           (b) In performing these services, FIAS, LLC shall adhere to the Fund's investment objectives, policies and restrictions as contained in its Prospectus and Statement of Additional Information, and in the Trust's Declaration of Trust, and to the investment guidelines most recently established by FAV and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

           (c) Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, FIAS, LLC shall report daily all transactions effected by FIAS, LLC on behalf of the Fund to FAV and to other entities as reasonably directed by FAV or the Board.

           (d) FIAS, LLC shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. FIAS, LLC shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

           (e) In carrying out its duties hereunder, FIAS, LLC shall comply with all reasonable instructions of the Fund or FAV in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to FIAS, LLC.

      2. In performing the services described above, FIAS, LLC shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, FIAS, LLC may, to the extent authorized by law and in accordance with the terms of the Fund's Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, FIAS, LLC shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

      3. (a) FIAS, LLC shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

           (b) It is understood that the services provided by FIAS, LLC are not to be deemed exclusive. FAV acknowledges that FIAS, LLC may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act, ("Clients") which may invest in the same type of securities as the Fund. FAV agrees that FIAS, LLC may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

      4. FIAS, LLC agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

      5. FAV has furnished or will furnish to FIAS, LLC as soon as available copies properly certified or authenticated of each of the following documents:

           (a) the Trust's Declaration of Trust, as filed with the Secretary of State of the state of Delaware on October 18, 2006, and any other organizational documents and all amendments thereto or restatements thereof;

           (b) resolutions of the Trust's Board of Trustees authorizing the appointment of FIAS, LLC and approving this Agreement;

           (c)  the   Trust's    original    Notification   of
Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

           (d)  the Trust's current Registration  Statement on
Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

           (e)  the  Fund's   most   recent   Prospectus   and
Statement of Additional Information; and

           (f) the Investment Management Agreement between the Fund and FAV.

FAV will furnish FIAS, LLC with copies of all amendments of or supplements to the foregoing documents.

      6. FIAS, LLC will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FIAS,LLC may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

      7. (a) FAV shall pay a monthly fee in cash to FIAS, LLC of 70% of the fees FAV receives for providing investment management services to the Fund, which fee shall be payable on the first business day of each month in each year as
compensation   for  the  services   rendered  and  obligations
assumed by FIAS, LLC during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by FAV relating to the previous month.

           (b) FAV and FIAS, LLC shall share equally in any voluntary reduction or waiver by FAV of the management fee due FAV under the Investment Management Agreement between FAV and the Fund.

           (c) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

      8.   Nothing  herein   contained   shall  be  deemed  to
relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

      9. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FIAS, LLC, neither FIAS, LLC nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

           (b) Notwithstanding paragraph 9(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a "liability"), for any acts undertaken by FIAS, LLC pursuant to authority delegated as described in Paragraph 1(a), FIAS, LLC shall indemnify and save FAV and each of its affiliates, officers, directors and employees (each a "Franklin Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

           (c)  No  provision  of  this  Agreement   shall  be
construed to protect any director or officer of FAV or FIAS, LLC, from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

      10. During the term of this Agreement, FIAS, LLC will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FAV will be responsible for all of their respective expenses and liabilities.

      11. This Agreement shall be effective as of the date given above, and shall continue in effect for two years. It is renewable annually thereafter for successive periods not to exceed one year each (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

      12. This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to FAV and FIAS, LLC, and by FAV or FIAS, LLC upon sixty (60) days' written notice to the other party.

      13. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment management Agreement between FAV and the Fund.

      14. In compliance with the requirements of Rule 31a-3 under the 1940 Act, FIAS, LLC hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund's direction, any of such records upon the Fund's request. FIAS, LLC further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      15. This Agreement may not be materially amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund and may not be amended without the written consent of FAV and FIAS, LLC.

      16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

      17. The terms "majority of the outstanding voting securities" of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

      18. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California of the United States of America.

      19. FIAS, LLC acknowledges that it has received notice of and accepts the limitations of the Trust's liability as set forth in its Agreement and Declaration of Trust. FIAS, LLC agrees that the Trust's obligations hereunder shall be limited to the assets of the Fund, and that FIAS, LLC shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.


FRANKLIN ADVISERS, INC.


By:   /s/ EDWARD B. JAMIESON
      Edward B. Jamieson
Title:     President & Chief Investment Officer



FRANKLIN INVESTMENT ADVISORY SERVICES, LLC


By:   /s/ JOHN M. LUSK
      John M. Lusk
Title:     President



FRANKLIN GROWTH FUND hereby acknowledges and agrees to the provisions of paragraphs 9(a) and 10 of this Agreement.

FRANKLIN CUSTODIAN FUNDS on behalf of
FRANKLIN GROWTH FUND


By:   /s/ KAREN L. SKIDMORE
      Karen L. Skidmore
Title:     Vice President & Secretary